PARKERVISION SIGNS PURCHASE AGREEMENT FOR
COMMON STOCK

Jacksonville, FL, April 13, 2012 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the signing of a securities purchase agreement for the sale of 8,139,050 shares of its common stock at a price of $1.05 per share, in a registered offering to certain institutional and other investors.

Upon closing, net proceeds from the sale of the shares, after deducting the placement agent’s fees and the other offering expenses, are expected to be approximately $8.4 million.  The offering is subject to customary closing conditions and is expected to close on or about April 18, 2012.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes, including funding its research, its sales and marketing activities and its infringement litigation.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 14, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY, 10020, or by calling (212) 356-0549 or emailing placements@rodm.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock, nor shall there be any sale of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2011. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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